Exhibit 99.1

FOR IMMEDIATE RELEASE

THE ST. JOE COMPANY (NYSE: JOE)
ANNOUNCES NEW CREDIT FACILITY WITH BB&T

Jacksonville, Florida – (September 24, 2008) – The St. Joe Company (NYSE: JOE) announced today that it has entered into a new credit facility with Branch Banking and Trust Company (BB&T).  The facility has an aggregate principal amount of $100 million with an option to increase the facility to $200 million through syndication.

The new facility matures on September 19, 2011.  The facility is secured and contains terms and conditions customary to facilities of this type.  JOE has not drawn any funds on the facility. This credit facility replaces JOE’s existing facility with Wachovia Bank, National Association and other lenders.

“JOE is pleased to close this three-year borrowing facility, especially given the current state of the capital markets,” said William S. McCalmont, JOE’s Chief Financial Officer. “With our already solid balance sheet, virtually no debt, and no current plans to draw on this new facility, we have increased our financial flexibility providing us further stability in these difficult market conditions.  We look forward to continuing our long-term relationship with BB&T.”

Additional information can be found in a Form 8-K to be filed with the U.S. Securities and Exchange Commission.

About JOE

The St. Joe Company (NYSE:JOE), a publicly held company based in Jacksonville, is one of Florida’s largest real estate development companies. We are primarily engaged in real estate development and sales, with significant interests in timber. Our mission is to create places that inspire people and make JOE’s Florida an even better place to live, work and play. We’re no ordinary JOE.

More information about JOE can be found at our web site at www.joe.com.

Forward-Looking Statements

Statements in this press release that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about our beliefs, plans, goals, expectations and intentions. Forward-looking statements involve risk and uncertainty, and there can be no assurance that the results described in such statements will be realized. Such statements are based on our current expectations and we undertake no obligation to publicly update or reissue any forward-looking statements. Risk factors that may cause the actual results to differ are described in this press release and in various documents we have filed with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2007, and our Quarterly Reports on Form 10-Q.

© 2008, The St. Joe Company, “St. Joe,” “JOE,” and the “Taking Flight” design are service marks of The St. Joe Company.